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                                                                   Exhibit 10.3

                              FIRST FINANCIAL CORP.
                          FIRST BANK AND TRUST COMPANY


                                November 12, 2001

Patrick J. Shanahan, Jr.
10 Celestia Court
North Kingstown, RI 02903


Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, RI 02891


         Re: SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Ladies and Gentlemen:

         Reference is hereby made to (i) that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of November 12, 2001, by and between First Financial Corp., a Rhode Island corporation (the "COMPANY") and Washington Trust Bancorp, Inc., a Rhode Island corporation (the "BUYER"), pursuant to which the Buyer will acquire the Company and the Company's banking subsidiary, First Bank and Trust Company, a Rhode Island commercial bank (the "BANK"), and (ii) the Second Amended and Restated Employment Agreement, dated as of February 8, 1999, by and among the Company, the Bank and Patrick J. Shanahan, Jr. ("PJS"), as Chairman, President and Chief Executive Officer of the Company and the Bank (the "EMPLOYMENT AGREEMENT"). Capitalized terms used in this letter agreement without definition shall have the meanings given to such terms in the Merger Agreement or the Employment Agreement, as the case may be.

         As you are aware, Section 9 of the Employment Agreement provides for the payment of certain compensation and benefits to PJS upon a termination of his employment following a Change of Control. In connection with the execution and delivery of the Merger Agreement, the Company, the Bank, PJS and the Buyer have agreed to the following terms regarding the employment of PJS with the Company and the Bank:

         1. TERMINATION OF EMPLOYMENT. The employment of PJS with the Company and the Bank shall terminate on the later to occur of (a) March 1, 2002, if the Closing occurs on or before February 28, 2002, and (b) the Closing Date. For purposes of the Employment Agreement, the termination of PJS' employment with the Company and


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the Bank pursuant to this Section 1 shall be deemed to occur pursuant to Section
9 of the Employment Agreement.

         2. SECTION 9 OF THE EMPLOYMENT AGREEMENT. Notwithstanding the terms of
Section 9 of the Employment Agreement to the contrary, upon the termination of PJS' employment with the Company and the Bank in connection with the Merger, assuming that (a) the payments referred to in Section 5.08 of the Merger Agreement are made on or prior to December 31, 2001, and (b) the Buyer shall have executed and delivered the Noncompetition Agreement on or prior to the Effective Time, PJS shall no longer be entitled to any of the compensation or benefits described in Section 9 of the Employment Agreement and in lieu of such compensation and benefits, the Buyer shall provide or cause to be provided to PJS, and PJS shall be entitled to receive, from and after the Effective Time, each of the benefits described in EXHIBITS A AND B to this letter agreement (other than those benefits already paid to PJS prior to the Effective Time); PROVIDED, HOWEVER, that the aggregate present value of the non-cash benefits set forth on EXHIBIT A shall be limited to $165,000.00 (subject to adjustment by mutual agreement following the receipt of PJS's final 2001 W-2 in order to avoid the imposition of an excise tax under Section 280G of the Code (as defined below)) (the "MAXIMUM AMOUNT") and to the extent the aggregate present value of such benefits exceeds the Maximum Amount, the benefits will be reduced or adjusted in the manner requested by PJS. If either of (a) or (b) above does not occur on or prior to the dates set forth above, this Section 2 shall be null and void and PJS shall be entitled to receive the compensation and other benefits provided under Section 9 of the Employment Agreement upon the termination of his employment, subject to the terms thereof.

         3.       280G OF THE CODE.

                  (a) Each of the parties does not intend or expect that the arrangements described in (i) Section 5.08 of the Merger Agreement,
         (ii) the Noncompetition Agreement, (iii) this letter agreement, and
         (iv) any other payment or benefit to which PJS shall be entitled, will result in any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"). The parties hereto further acknowledge that EXHIBIT B to this letter agreement sets forth the only compensation, payments or distributions to or for the benefit of PJS, which PJS is or may be entitled to receive following the date hereof (whether or not such payments are in connection with the Merger) by the Company, the Bank, the Buyer or any affiliate of Buyer in connection with his employment with the Company and the Bank prior to the Closing Date or the termination thereof. The Company has provided Buyer with true and correct copies of Forms W-2 relating to PJS's compensation for each of the years ended December 31, 1997 through 2000 and represent that, to its knowledge, Box 1 on the Form W-2 relating to PJS's compensation for the year ending December 31, 2001 will be $443,088.53 (excluding the payment of the Special Bonus contemplated in Section 5.08 of the Merger

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         Agreement). PJS agrees to deliver a certificate (the "CLOSING
         CERTIFICATE") to Buyer dated the date of the closing date of the Merger, in which PJS will certify that he has not received, is not entitled to receive and has not entered into any agreement, arrangement or understanding pursuant to which he may be entitled to receive, any compensation, payment or distribution from the Company, the Bank, the Buyer or any affiliate of Buyer in connection with his employment with the Company and the Bank prior to the Closing Date or the termination thereof, other than as specified on EXHIBIT B, it being understood that EXHIBIT B shall not include any compensation or benefits to which PJS shall be entitled as a director of the Company, the Bank, Buyer and the Buyer Bank from and after the Closing Date ("DIRECTOR COMPENSATION"). Buyer acknowledges and agrees that PJS will have no liability to the Buyer, the Company, the Bank or any affiliate of any of the foregoing in connection with the execution and delivery of the Closing Certificate; PROVIDED, HOWEVER, that the foregoing notwithstanding, no party hereto shall be relieved of any liability as a result of such party's gross negligence or willful misconduct.

                  (b) Subject to Section 3(c) hereof, in the event that it shall be determined by the Internal Revenue Service that any compensation, payment or distribution by the Seller, Bank, Buyer of any affiliate of the Buyer to or for the benefit of PJS (including, without limitation, entitlements subject to a contingency), whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (the "SEVERANCE PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by PJS with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then PJS shall be entitled to receive an additional payment from the Company (or its successor) (a "GROSS-UP PAYMENT") such that the net amount retained by PJS, after deduction of any Excise Tax on the Severance Payments and Excise Tax (and federal, state and local income taxes and employment taxes) upon the payment provided by this subsection (applying maximum marginal rates of tax), but not after the deduction of any other taxes or amounts, shall be equal to the Severance Payments. (The Gross-Up Payment is not intended to compensate PJS for any income taxes payable with respect to the Severance Payments.)

                  (c) Notwithstanding anything in this letter agreement to the contrary, if it is determined that PJS has received or is entitled to receive (including, without limitation, entitlements subject to a contingency) any compensation, payments or distributions from Seller, Bank, Buyer or any affiliate of Buyer other than as specified on EXHIBIT B (including, without limitation, compensation, payments or distributions which may be

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         contemplated on EXHIBIT B but which are effected other than as specified on EXHIBIT B) and other than Director Compensation, Buyer shall so notify PJS and PJS shall be entitled to notify Buyer within ten days that he elects to forego the receipt of such compensation, payment or distribution, in which case, the remaining provisions of this Section 3(c) shall not be applicable. If PJS does not deliver any such notice to Buyer within such time frame, PJS shall be deemed to have elected to forego the receipt of such compensation, payment or distribution, in which case, the remaining provisions of this Section 3(c) shall not be applicable. If PJS notifies Buyer that he does not elect to forego the receipt of such compensation, payment or distribution, then Section 3(b) hereof shall be void and of no force and effect and the compensation, payments and distributions paid, payable, distributed or distributable to PJS pursuant to EXHIBIT B or otherwise shall be reduced (but not below zero) to the extent necessary so that the maximum amount of compensation, payments and distributions to which PJS is or may be entitled shall not exceed the Threshold Amount (as defined below). To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, PJS shall determine which method shall be followed; provided that if PJS fails to make such determination within 10 days after the Buyer has sent PJS written notice of the need for such reduction, the Buyer may determine the amount of such reduction in its sole discretion. For the purposes of this Section 3(c), "THRESHOLD AMOUNT" shall mean three times PJS's "base amount" within the meaning of
         Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

                  (d) The determination of the Excise Tax, the Gross-Up Amount and the Threshold Amount under this Section 3 shall initially be made by KPMG LLP, which shall provide detailed supporting calculations both to the Buyer and PJS upon the determination of any such amounts. PJS shall have ten days from the date of delivery to provide notice to Buyer that he disputes such calculations, in which case, Buyer and PJS shall cooperate in good faith to resolve such dispute as soon as possible thereafter and, in any event, within ten days after PJS notifies the Buyer of the disputed items. If, after such ten day period, no agreement of the parties is reached, such dispute shall be resolved by a nationally recognized accounting firm (other than KPMG LLP, Arthur Andersen LLP or any other accounting firm that provides services to the Buyer) selected by the Buyer and reasonably acceptable to PJS (the "Accounting Firm"). The parties shall use their best efforts to cause the Accounting Firm to resolve such dispute within ten days after the parties engage such Accounting Firm and, in connection therewith, shall provide the Accounting Firm with all documentation reasonably necessary for the Accounting Firm to resolve such dispute within such time period. Any determination by the Accounting Firm shall be binding upon

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         the Buyer and PJS. The costs and expenses of the Accounting Firm shall be borne by Buyer.

         This letter agreement shall terminate and the terms hereof shall be of no force and effect if the Merger Agreement shall be terminated and, following such termination, Buyer shall have no liability or obligation for any payments, compensation or distributions contemplated hereunder.

         Except as expressly set forth herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

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         Please indicate your acceptance of and agreement with the terms and conditions set forth herein by signing where appropriate below.

                                 Very truly yours,

                                 First Financial Corp.


                                 By: /s/ Joseph V. Mega
                                    -----------------------------------------
                                      Name: Joseph V. Mega
                                      Title: Chairman, Corporate Committee

                                 FIRST BANK AND TRUST COMPANY


                                 By: /s/ Joseph V. Mega
                                    -----------------------------------------
                                      Name: Joseph V. Mega
                                      Title: Chairman, Corporate Committee


AGREED AND ACCEPTED:

WASHINGTON TRUST BANCORP, INC.


By: /s/ John C. Warren
   ---------------------------
     Name: John C. Warren
     Title: Chairman and CEO

/s/ Patrick J. Shanahan, Jr.
------------------------------
Patrick J. Shanahan, Jr.


                AMENDMENT TO MR. SHANAHAN'S EMPLOYMENT AGREEMENT

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                                    EXHIBIT A

o Buyer to transfer to PJS the automobile currently used by him at no cost (and pay any transfer taxes incurred in connection therewith).

o PJS to participate in Buyer's family health plan on the same terms as Buyer's Chairman until and including age 65 in accordance with Schedule 1 attached.

o The Company has prepaid the premiums through November 2002 for that certain life insurance policy currently owned by PJS (Phoenix Mutual Life Insurance Company, policy number 1994169).


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                                    EXHIBIT B
o PJS will continue to be employed in his current position with the Company and the Bank through the date specified in Section 1 of this Letter Agreement.

o PJS shall continue to receive his base salary at its current rate up to the date of termination of his employment, provided that PJS may receive a 5% increase in his base salary effective January 1, 2002.

o PJS shall continue to receive the existing non-cash benefits that he currently receives, consistent with past practice, up to the date of the termination of his employment.

o PJS shall receive his regular annual bonus for his performance during 2001 in an amount equal to $150,000, which bonus must be paid prior to December 31, 2001 and may not be contingent on the Merger or any other event.

o PJS shall receive a one-time payment separate from his regular annual bonus in an amount equal to $2,100,000, which payment must be paid prior to December 31, 2001 and may not be contingent on the Merger or any other event.

o PJS shall receive the $840,000 payment from Buyer that is contemplated in the Noncompetition Agreement to be entered into by and between Buyer and PJS concurrently with the consummation of the Merger as consideration for PJS's agreement to take, or refrain from taking certain actions contemplated therein.

o PJS shall receive the non-cash benefits set forth on Exhibit A to this letter agreement subject to the provisions of Section 2 hereof.

o Following the termination of his employment, PJS shall receive the payments to which he is entitled pursuant to the terms and provisions of the Company's Financial Institutions Retirement Fund Defined Pension Plan (as in effect on the Closing Date).

o Following the termination of his employment, PJS shall receive the payments to which he is entitled pursuant to the terms and provisions of the Company's Amended Supplemental Executive Retirement Plan dated November 13, 2000, as amended by that certain amendment dated as of the date hereof and without any further amendment thereto. Following the termination of his employment, and as provided in the Merger Agreement, PJS shall receive the payments to which he is entitled pursuant to the terms and provisions of the Company's Financial Institutions Thrift Plan (as in effect on the date hereof).